EXHIBIT   21





                              LIST OF SUBSIDIARIES





               SUBSIDIARIES                           STATE OF INCORPORATION
               ------------                           ----------------------

               Ajay Leisure Products, Inc.               Delaware

               Leisure Life, Inc.                        Tennessee

               Palm Springs Golf, Inc.                   Colorado